Exhibit 99.1

CVS CAREMARK REPORTS SUCCESSFUL TENDER OFFER FOR LONGS DRUG STORES SHARES

76.51% of Longs’ Shares Tendered

Subsequent Offering Period Expiring October 28, 2008 Announced

Woonsocket, RI, October 20, 2008 – CVS Caremark Corporation (NYSE: CVS) today announced that its tender offer for shares of common stock of Longs Drug Stores Corporation (NYSE: LDG) at a price of $71.50 per share has been successful.  The offer period expired at 6:00 p.m., New York City time, on Friday, October 17, 2008.

As of the expiration of the offer, a total of approximately 27,749,072 shares of Longs were validly tendered and not withdrawn (including approximately 3,144,720 shares delivered through notices of guaranteed delivery), representing approximately 76.51% of the outstanding shares.  All conditions to the offer have now been satisfied.   Accordingly, CVS Caremark has accepted for purchase all shares that were validly tendered during the offer and will deposit the funds for payment with the depositary today, Monday, October 20.

In accordance with generally accepted accounting principles (GAAP), the financial results of Longs will be consolidated into the financial statements of CVS Caremark immediately upon purchase of the tendered shares.  Closing of the merger (which will involve the purchase by CVS Caremark of the remaining shares not yet tendered by Longs shareholders) is expected to occur by the end of October 2008.

Tom Ryan, Chairman, President and CEO of CVS Caremark commented, “We are very pleased with the strong response to our tender offer.  Having now satisfied all closing conditions, we look forward to promptly purchasing the tendered shares and completing our merger with Longs.”

CVS Caremark also announced that it is commencing a subsequent offer for all remaining shares of Longs to permit stockholders who have not yet tendered their shares the opportunity to do so.  The subsequent offering period will expire at 6:00 p.m., New York City time, on Tuesday, October 28, 2008.  During the subsequent offering period, the same $71.50 per share cash consideration offered during the initial offering period will be paid.  Procedures for tendering shares during the subsequent offering period are the same as during the initial offering period except that no shares tendered during the subsequent offering period may be withdrawn and shares will be purchased on a “rolling basis” upon tender and acceptance.

About CVS Caremark

CVS Caremark is the largest provider of prescriptions in the nation.  The Company fills or manages more than 1 billion prescriptions annually.  Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of health care services in the U.S.  The Company is uniquely positioned to effectively manage costs and improve health care outcomes through its more than 6,300 CVS/pharmacy stores; its Caremark Pharmacy Services division (pharmacy benefit management, mail order and specialty pharmacy); its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com.  General information about CVS Caremark is available through the Investor Relations section of the Company’s Web site, at http://cvscaremark.com/investors, as well as through the press room section of the Company's Web site, at http://cvscaremark.com/newsroom.

Forward-looking statements

This announcement contains certain forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Various factors may cause actual results to differ materially in the future from those reflected in forward-looking statements contained in this announcement, among others:  (1) macroeconomic conditions and general industry conditions such as the competitive environment for retail pharmacy and pharmacy benefit management companies; (2) regulatory and litigation matters and risks; (3) legislative developments; (4) changes in tax and other laws and the effect of changes in general economic conditions; (5) the risk that a condition to closing of the transaction may not be satisfied; and (6) other risks to consummation of the transaction.

Additional Information and Where to Find it

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Longs' common stock. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials) filed by CVS Caremark with the Securities and Exchange Commission (SEC) on August 18, 2008. Longs filed a solicitation/recommendation statement with respect to the tender offer on Schedule 14D-9 on August 18, 2008. These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the offer and Longs' Board of Directors recommendation of the tender offer, that should be read carefully before any decision is made with respect to the tender offer. Investors and stockholders can obtain a free copy of these materials and other documents filed by CVS Caremark or Longs with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer materials may also be obtained for free by contacting the information agent for the tender offer, Morrow & Co., at (203) 658-9400 or (877) 366-1576 (toll-free). The solicitation/recommendation statement and related materials may also be obtained for free by contacting (925) 979-3979.

Contacts:

Investors:
Nancy Christal, Senior Vice President, Investor Relations
(914) 722-4704

Media:
Eileen Howard Dunn, Senior Vice President, Corporate Communications & Community Relations
(401) 770-4561

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